Exhibit 10.2

KimbelL Royalty GP, LLC
2017 LONG-TERM INCENTIVE PLAN

DIRECTOR UNIT AGREEMENT

This Director Unit Agreement (“Agreement”) between Kimbell Royalty GP, LLC (the “Company”) and                 (the “Participant”), regarding an award (“Award”) of                Units (as defined in the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (the “Plan”)) granted to the Participant on                 , 20     (the “Grant Date”), such Units subject to the following terms and conditions:

1.  Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof.  Except as otherwise provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.  Award of Units. As soon as administratively feasible following the Grant Date, the Company shall issue the Units awarded hereunder. The Units are not subject to any forfeiture restrictions and are fully vested as of the Grant Date.

3.  Delivery of Units; Rights as Unitholder. The Units will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in the Participant’s name in the Unit register of the Partnership maintained by the Partnership’s transfer agent or (ii) a unit certificate issued in the Participant’s name.  The Units are freely transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Participant.

4.  Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

5.  Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.

6.  Clawback. Notwithstanding any provision in this Agreement to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Units granted hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

7.  Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Agreement by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Agreement.

8.  Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.  Entire Agreement. The Plan and this Agreement represent the entire agreement between the Participant and the Company with respect to the subject matter hereof, and supersede and are in full substitution for any and all prior agreements or understandings, whether oral or written, relating to the subject matter hereof.

[signatures on next page]

KIMBELL ROYALTY GP, LLC

Date:	By:
Name:
Title:

The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:
[Name]

Signature Page to Director Unit Agreement